Exhibit 99.1

Willis Group Reports Second Quarter 2012 Results

NEW YORK--(BUSINESS WIRE)--August 1, 2012--Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today reported results for the quarter and six months ended June 30, 2012.

Highlights of the quarter ended June 30, 2012 include:

  Reported earnings per diluted share from continuing operations of $0.61 compared to $0.48 in second quarter of 2011; adjusted earnings per diluted share from continuing operations of $0.59 compared to $0.61 in year ago quarter;
  Reported commissions and fees decreased 2% compared with the second quarter of 2011;
  Organic growth in commissions and fees of 2%; led by 7% organic growth in Global Segment;
  Reported operating margin of 21.3% compared to 18.1% in second quarter of 2011; adjusted operating margin of 20.7% compared to 21.5% in year ago quarter;
  Repurchased 1,040,000 shares for approximately $37 million during the quarter.

“The second quarter brought with it modest top-line growth and, more importantly, going forward, we are moving past many of the difficult comparable items that make it harder to see the progress we’ve made in the first half of this year,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings. “Strong results in our Global segment led the way and, looking forward, robust sales pipelines and increased recruitment of new producers are evident across our businesses and are providing momentum going into the second half of the year. The global economy continues to be challenging, but the reports from our business heads each show positive developments which we will be sharing with our investors on our earnings conference call.”

Second Quarter 2012 Financial Results

Reported net income from continuing operations for the quarter ended June 30, 2012 was $107 million, or $0.61 per diluted share, compared with $84 million, or $0.48 per diluted share, in the same period a year ago. Reported net income in the second quarter of 2012 was positively impacted by a $5 million insurance recovery related to previously disclosed fraudulent activity. Reported net income in the second quarter of 2011 was reduced by charges amounting to $18 million and $11 million related to the 2011 Operational Review and a regulatory settlement, respectively.

Adjusted net income from continuing operations, which excludes the after-tax impact of those items discussed above, for the quarter ended June 30, 2012 was $104 million, or $0.59 per diluted share, compared with $107 million, or $0.61 per diluted share, in the same period a year ago.

Foreign currency movements increased earnings by $0.06 per diluted share in the second quarter of 2012 compared with the second quarter of 2011.

Total commissions and fees were $837 million in the second quarter of 2012, down 2% from $852 million in the prior year quarter. Foreign currency movements negatively impacted reported commissions and fees by 4% compared with the prior year period. Organic commissions and fees increased 2% in the second quarter of 2012 compared with the second quarter of 2011.

Investment income declined by $3 million in the quarter from $8 million in the second quarter of 2011 to $5 million in the second quarter of 2012 primarily due to declining net yields on cash and cash equivalents.

North America Segment

Reported commissions and fees in the North America segment declined by 4% compared to the second quarter of 2011 while organic commission and fees declined by 3% in the period. Organic commissions and fees growth was negatively impacted by continued weakness in the Loan Protector business. Excluding Loan Protector results from both periods, organic commissions and fees declined 2% compared to the second quarter of 2011. Premium rates in the segment increased period over period, while exposure levels declined slightly. The North America segment’s operating margin was 15.2% in the second quarter of 2012, compared with 18.6% in the second quarter of 2011. Excluding Loan Protector’s results from both periods, the North America segment’s operating margin was 15.1% and 17.8% in the second quarter of 2012 and 2011, respectively.

International Segment

The International segment reported a 6% decline in commissions and fees compared with the same period in 2011. Foreign currency movements had a negative 8% impact on commissions and fees during the quarter. Organic growth in commissions and fees was 2%. Asia and Latin America delivered high single-digit growth, and Continental Europe delivered low single-digit growth. While most countries in Continental Europe saw high single-digit or low double-digit growth, the region was negatively impacted by declines in Spain and the Netherlands. The UK business was down low single-digits in the quarter. The International segment’s operating margin was 16.4% in the second quarter of 2012 compared with 21.5% in the year ago period.

Global Segment

The Global segment, which comprises Reinsurance, Global Specialties, Willis Faber & Dumas, and Willis Capital Markets & Advisory, reported 5% growth in commissions and fees in the second quarter of 2012 compared with the second quarter of 2011. Unfavorable foreign currency movements had a negative 2% impact on commissions and fees during the quarter. Organic growth in commissions and fees was 7% compared with the comparable prior year quarter. Organic growth was led by Reinsurance which grew low double-digits, driven by strong new business growth and an improvement in the rate environment in both North America and International markets. Global Specialties grew mid single-digits while Willis Faber & Dumas was down low single-digits. The Global segment’s operating margin was 33.2% in the second quarter of 2012, compared with 32.4% in the year ago quarter.

Expenses

Reported salaries and benefits were $500 million in the second quarter of 2012, compared with $505 million in the second quarter of 2011, a decrease of 1%. Second quarter 2012 salaries and benefits included a $14 million favorable impact from foreign currency movements. Reported salaries and benefits, as a percentage of revenues, were 59.4% in the second quarter of 2012 compared with 58.7% in the second quarter of 2011. Salaries and benefits in the second quarter of 2011 included $10 million related to the 2011 Operational Review. Excluding the impact of the 2011 Operational Review charge, second quarter 2011 salaries and benefits as a percentage of revenues was 57.5%.

The Company made $25 million of cash retention payments in the second quarter of 2012 compared with $11 million in the second quarter of 2011. Amortization of cash retention payments was $54 million in the second quarter of 2012 compared with $44 million in the second quarter of 2011. As of June 30, 2012, December 31, 2011, and June 30, 2011, the Company included $301 million, $196 million, and $293 million, respectively, in other assets on the balance sheet, representing the unamortized portion of cash retention payments.

Reported other operating expenses were $129 million in the second quarter of 2012 compared with $164 million in the second quarter of 2011. Foreign currency movements favorably impacted second quarter 2012 reported operating expenses by $23 million. Reported other operating expenses were reduced by $4 million and $9 million in the second quarter of 2012 and 2011, respectively, related to the release of funds and reserves related to potential legal liabilities.

Further, reported other operating expenses in the second quarter of 2012 include a $5 million insurance recovery related to previously disclosed fraudulent activity in a stand-alone North America business. Reported other operating expenses in the second quarter 2011 include $11 million related to the FSA regulatory settlement, and $7 million of costs associated with the 2011 Operational Review. Adjusted for these items, other operating expenses as a percentage of revenues were 15.9% in the second quarter of 2012, compared to 17.0% in the year ago quarter.

Operating Margin

Reported operating margin was 21.3% for the second quarter of 2012 compared with 18.1% for the same period of 2011. Adjusted operating margin, adjusted for the items discussed above and as detailed in note 4 of the supplemental financial information, was 20.7% for the quarter ended June 30, 2012, compared with 21.5% a year ago.

Six Months 2012 Financial Results

Reported net income from continuing operations, for the six months ended June 30, 2012 was $332 million, or $1.89 per diluted share, compared with $119 million, or $0.68 per diluted share, in the same period a year ago. Reported net income for the first six months of 2012 and 2011 was impacted by certain items, as detailed in note 5 of the supplemental financial information.

Adjusted earnings from continuing operations per diluted share, which excludes the impact of items detailed in note 5 of the supplemental financial information, was $1.91 for the six months ended June 30, 2012 compared with $1.89 in the comparable period of 2011. Foreign currency movements increased earnings by $0.04 per diluted share in the six months ended June 30, 2012 compared to the same period in 2011.

Total commissions and fees were $1,842 million for the first six months 2012, flat compared to $1,851 million for the first six months of 2011. Organic growth in commissions and fees was 2% in the first half of 2012 compared with the comparable period of 2011. Excluding the impact of Loan Protector, organic commissions and fees grew 3% compared to the same period in 2011.

Reported operating margin was 26.7% for the six months ended June 30, 2012 compared with 21.1% for the same period last year. Excluding items detailed in note 4 of the supplemental financial information, adjusted operating margin was 27.2% for the first half of 2012 compared with 27.7% a year ago.

Tax

The tax rate was 24.7% for the quarter ended June 30, 2012 and 24.1% for the six months ended June 30, 2012. After excluding the impact of certain non-recurring items, the effective tax rate for the quarter and six months ended June 30, 2012 was 24.5%.

Debt and Capital

As of June 30, 2012, cash and cash equivalents totaled $407 million and total debt was $2.41 billion. Total equity was $2.71 billion.

Share Buyback

In February 2012 the Company announced its intention to buy back up to $100 million of its ordinary shares during 2012. During the second quarter 2012, Willis bought back 1,040,000 shares for approximately $37 million. In the six months ended June 30, 2012, the Company bought back 1,640,000 shares for approximately $58 million.

Dividends

The Board of Directors declared a regular quarterly cash dividend on the Company’s ordinary shares of $0.27 per share (an annual rate of $1.08 per share). The dividend is payable on October 15, 2012 to shareholders of record at September 28, 2012.

Outlook and Conclusion

“The last few quarters have tested our mettle, but we’re clear-eyed about the challenges we face ahead, those we can control and those we can’t. We can’t turn the global economy around, but we believe that our important initiatives in our sales and placement process will accelerate our momentum in coming months and bode well for the second half of the year,” said Mr. Plumeri.

Conference Call and Web Cast

A conference call to discuss the second quarter 2012 results will be held on Thursday, August 2, 2012, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through September 3, 2012 at 5:00 PM Eastern Time, by calling (800) 216-3051 (domestic) or + 1 (402) 220-3759 (international) with no pass code, or by accessing the website.

About Willis

Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate', ‘believe', ‘estimate', ‘expect', ‘intend', ‘plan', ‘probably', or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

  the impact of any regional, national or global political, economic, business, competitive, market, environmental or regulatory conditions on our global business operations;
  the impact of current financial market conditions on our results of operations and financial condition, including as a result of those associated with the current Eurozone sovereign debt crisis, any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;
  our ability to implement and realize anticipated benefits of the 2011 Operational Review or any revenue generating initiatives;
  volatility or declines in insurance markets and premiums on which our commissions are based, but which we do not control;
  our ability to continue to manage our significant indebtedness;
  our ability to compete effectively in our industry, including the impact of our refusal to accept contingent commissions from carriers in the non-Employee Benefit areas of our retail brokerage business;
  material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane;
  our ability to retain key employees and clients and attract new business;
  the timing or ability to carry out share repurchases and redemptions;
  the timing or ability to carry out refinancing or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;
  any fluctuations in exchange and interest rates that could affect expenses and revenue;
  the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;
  rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;
  a significant decline in the value of investments that fund our pension plans or changes in our pension plan liabilities or funding obligations;
  our ability to achieve the expected strategic benefits of transactions;
  the impairment of the goodwill of one of our reporting units, in which case we may be required to record significant charges to earnings;
  our ability to receive dividends or other distributions in needed amounts from our subsidiaries;
  changes in the tax or accounting treatment of our operations;
  any potential impact from the US healthcare reform legislation;
  our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;
  underwriting, advisory or reputational risks associated with non-core operations as well as the potential significant impact our non-core operations (including our Loan Protector operations) can have on our financial results;
  our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and
  the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2011 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP Supplemental Financial Information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

WILLIS GROUP HOLDINGS plc
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in millions, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues
Commissions and fees	$837	$852	$1,842	$1,851
Investment income	5	8	10	16
Other income	-	1	3	1
Total revenues	842	861	1,855	1,868
Expenses
Salaries and benefits (including share-based compensation of $8 million, $10 million, $17 million, $24 million)	500	505	1,006	1,088
Other operating expenses	129	164	285	316
Depreciation expense	19	19	38	39
Amortization of intangible assets	15	17	30	34
Gain on disposal of operations	-	-	-	(4)
Total expenses	663	705	1,359	1,473
Operating income	179	156	496	395
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	-	-	-	171
Interest expense	33	34	65	74
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	146	122	431	150
Income taxes	36	31	104	32
Income from Continuing Operations before Interest in Earnings of Associates	110	91	327	118
Interest in earnings of associates, net of tax	(1)	(3)	14	13
Income from Continuing Operations	109	88	341	131
Discontinued Operations, net of tax	1	1	1	-
Net Income	110	89	342	131
Net income attributable to non-controlling interests	(2)	(4)	(9)	(12)
Net Income attributable to Willis Group Holdings plc	$108	$85	$333	$119
Amounts attributable to Willis Group Holdings plc shareholder
Income from Continuing Operations, net of tax	$107	$84	$332	$119
Income from Discontinued Operations, net of tax	1	1	1	-
Net income attributable to Willis Group Holdings plc	$108	$85	$333	$119

Earnings per Share – Basic and Diluted
Basic Earnings per Share:
Continuing Operations	$0.62	$0.49	$1.91	$0.69
Discontinued Operations	-	-	-	-
Net income attributable to Willis Group Holdings plc shareholders	$0.62	$0.49	$1.91	$0.69
Diluted Earnings per Share:
Continuing Operations	$0.61	$0.48	$1.89	$0.68
Discontinued Operations	-	-	-	-
Net income attributable to Willis Group Holdings plc shareholders	$0.61	$0.48	$1.89	$0.68
Average Number of Shares Outstanding
- Basic	173	172	174	172
- Diluted	176	176	176	175
Shares Outstanding at June 30 (thousands)	173,248	172,950	173,248	172,950

WILLIS GROUP HOLDINGS plc
SUMMARY DRAFT BALANCE SHEETS
(in millions) (unaudited)

	June 30, 2012	December 31, 2011
Current Assets
Cash & cash equivalents	$407	$436
Accounts receivable, net	1,022	910
Fiduciary assets	10,962	9,338
Deferred tax assets	26	44
Other current assets	309	259
Total current assets	12,726	10,987

Non-current Assets
Fixed assets, net	428	406
Goodwill	3,298	3,295
Other intangible assets, net	391	420
Investments in associates	177	170
Deferred tax assets	19	22
Pension benefits asset	209	145
Other non-current assets	360	283
Total non-current assets	4,882	4,741
Total Assets	$17,608	$15,728

Liabilities and Equity
Current Liabilities
Fiduciary liabilities	$10,962	$9,338
Deferred revenue and accrued expenses	276	320
Income taxes payable	80	15
Short-term debt and current portion of long term debt	14	15
Deferred tax liabilities	20	26
Other current liabilities	297	282
Total current liabilities	11,649	9,996

Non-current Liabilities
Long-term debt	2,397	2,354
Liability for pension benefits	249	270
Deferred tax liabilities	38	32
Provision for liabilities	183	196
Other non-current liabilities	381	363
Total non-current liabilities	3,248	3,215
Total Liabilities	14,897	13,211

Equity attributable to Willis Group Holdings plc	2,687	2,486
Noncontrolling interests	24	31
Total Equity	2,711	2,517
Total Liabilities and Equity	$17,608	$15,728

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)
1.	Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provide a measure against which our businesses may be assessed in the future.

As a result of the disproportionate impact of the non-core Loan Protector business, we have also provided organic commission and fee growth information in the release for both the Company and the North America segment excluding Loan Protector.

Adjusted operating income and adjusted net income

Adjusted operating income and adjusted net income are calculated by excluding the impact of certain items from operating income and net income, respectively the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income, provides a more complete and consistent comparative analysis of our results of operations.

2.	Analysis of Commissions and Fees

The following table reconciles organic commissions and fees growth by segment to the percentage change in reported commissions and fees for the three and six months ended June 30, 2012:

	Three months ended June 30,			Change attributable to
	2012	2011	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global	$282	$269	5%	(2)%	-%		7%
North America	314	326	(4)%	-%	(1%)	(b)	(3)%
International	241	257	(6)%	(8)%	-%		2%
Commissions and fees	$837	$852	(2)%	(4)%	-%		2%

	Six months ended June 30,			Change attributable to
	2012	2011	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global	$652	$626	4%	(2)%	-%		6%
North America	660	682	(3)%	-%	-%	(b)	(3)%
International	530	543	(2)%	(5)%	-%		3%
Commissions and fees	$1,842	$1,851	-%	(2)%	-%		2%

(a)

Organic commission and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

(b)

Included in North America reported commissions and fees were legacy HRH contingent commissions of $nil in the second quarter of 2012 compared with $1 million in the second quarter of 2011 and $1 million in the first six months of 2012 compared with $4 million in the first six months of 2011.

Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

3.	Cash Retention Awards

The Company makes annual cash retention awards to its employees. Employees must repay a proportionate amount of these awards if they voluntarily leave the Company’s employ (other than in the event of redundancy, retirement or permanent disability) before a certain time period, currently up to three years. The Company makes cash payments to its employees in the year it grants these retention awards and recognizes these payments ratably over the period they are subject to repayment, beginning in the quarter in which the award is made. The unamortized portion of cash retention awards is recorded within other assets.

The following table sets out the amount of cash retention awards made and the related amortization of those awards for the three and six months ended June 30, 2012 and 2011:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Cash retention awards made	$25	$11	$217	$206

Amortization of cash awards (included in Salaries and benefits)	$54	$44	$116	$88

Unamortized cash retention awards (included in Other assets)	$301	$293	$301	$293

4.	Adjusted Operating Income

The following table reconciles adjusted operating income to operating income, the most directly comparable GAAP measure, for the three and six months ended June 30, 2012 and 2011:

	Three months ended June 30,
	2012	2011	% Change
Operating Income	$179	$156	15%
Excluding:
Insurance recovery(a)	(5)	-
2011 Operational Review(c)	-	18
FSA regulatory settlement(d)	-	11
Adjusted Operating Income	$174	$185	(6)%
Operating Margin, or Operating Income as a percentage of Total Revenues	21.3%	18.1%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	20.7%	21.5%

	Six months ended June 30,
	2012	2011	% Change
Operating Income	$496	$395	26%
Excluding:
Insurance recovery(a)	(5)	-
Write-off of uncollectible accounts receivable and legal fees(b)	13	-
2011 Operational Review (c)	-	115
FSA regulatory settlement (d)	-	11
Gain on disposal of operations	-	(4)

Adjusted Operating Income	$504	$517	(3)%
Operating Margin, or Operating Income as a percentage of Total Revenues	26.7%	21.1%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	27.2%	27.7%

(a)	Insurance recovery related to previously disclosed fraudulent activity in a stand-alone North America business.
(b)	Write-off of an uncollectible accounts receivable balance, together with associated legal fees, related to fraudulent overstatement of Commissions and Fees from the years 2004 to 2011, in a stand-alone North America business.
(c)	Charge relating to the 2011 Operational Review, including $9 million of severance costs relating to the elimination of approximately 150 position in the second quarter of 2011 and $57 million of severance costs relating to the elimination of approximately 600 positions in the first six months of 2011.
(d)	Regulatory settlement with the Financial Services Authority (FSA).

5.	Adjusted Net Income

The following table reconciles adjusted net income to net income, the most directly comparable GAAP measure, for the three and six months ended June 30, 2012 and 2011:

	Three months ended June 30,			Per diluted share Three months ended June 30,
	2012	2011	% Change	2012	2011	% Change
Net Income from Continuing Operations attributable to Willis Group Holdings plc	$107	$84	27%	$0.61	$0.48	27%

Excluding:
Insurance recovery, net of tax ($(2), $nil)(a)	(3)	-		(0.02)	-
2011 Operational Review charge, net of tax ($nil, $6)(c)	-	12		-	0.07
FSA regulatory settlement, net of tax ($nil, $nil)(d)	-	11		-	0.06

Adjusted Net Income	$104	$107	(3)%	$0.59	$0.61	(3)%

Diluted shares outstanding, GAAP basis	176	176

5.	Adjusted Net Income (continued)

	Six months ended June 30,			Per diluted share Six months ended June 30,
	2012	2011	% Change	2012	2011	% Change
Net Income from Continuing Operations attributable to Willis Group Holding plc GAAP basis	$332	$119	179%	$1.89	$0.68	178%

Excluding:
Insurance recovery, net of tax ($(2), $nil)(a)	(3)	-		(0.02)	-
Write-off of uncollectible accounts receivable balance and legal fees, net of tax ($5, $nil)(b)	8	-		0.04	-
2011 Operational Review charge, net of tax ($nil, $(34)) (c)	-	81		-	0.46
Gain on disposal of operations, net of tax ($nil, $(1))	-	(4)		-	(0.02)
FSA regulatory settlement, net of tax ($nil, $nil) (d)	-	11		-	0.06
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs, net of tax ($nil, $(47))	-	124		-	0.71

Adjusted Net Income	$337	$331	2%	$1.91	$1.89	1%

Diluted shares outstanding, GAAP basis	176	175

(a)	Insurance recovery related to previously disclosed fraudulent activity in a stand-alone North America business.
(b)	Write-off of uncollectible accounts receivable balance, together with associated legal fees, related to fraudulent overstatement of Commissions and Fees from the years 2004 to 2011, in a stand-alone North America business.
(c)	Charge relating to the 2011 Operational Review, including $9 million of severance costs relating to the elimination of approximately 150 positions in the second quarter of 2011 and $57 million of severance costs related to the elimination of approximately 600 positions in the first six months of 2011.
(d)	Regulatory settlement with the Financial Services Authority (FSA).

6.	Condensed Consolidated Income Statements by Quarter

	2011						2012
	Q1	Q2	Q2 YTD	Q3	Q4	FY	Q1	Q2	Q2 YTD
Revenues
Commissions and fees	$999	$852	$1,851	$753	$810	$3,414	$1,005	$837	$1,842
Investment income	8	8	16	7	8	31	5	5	10
Other income	-	1	1	-	1	2	3	-	3
Total Revenues	1,007	861	1,868	760	819	3,447	1,013	842	1,855
Expenses
Salaries and benefits	583	505	1,088	489	510	2,087	506	500	1,006
Other operating expenses	152	164	316	146	194	656	156	129	285
Depreciation expense	20	19	39	17	18	74	19	19	38
Amortization of intangible assets	17	17	34	18	16	68	15	15	30
Net gain on disposal of operations	(4)	-	(4)	-	-	(4)	-	-	-
Total Expenses	768	705	1,473	670	738	2,881	696	663	1,359
Operating Income	239	156	395	90	81	566	317	179	496
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	171	-	171	-	-	171	-	-	-
Interest expense	40	34	74	38	44	156	32	33	65
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	28	122	150	52	37	239	285	146	431
Income tax charge/(credit)	1	31	32	2	(2)	32	68	36	104
Income from Continuing Operations before Interest in Earnings of Associates	27	91	118	50	39	207	217	110	327
Interest in earnings of associates, net of tax	16	(3)	13	10	(11)	12	15	(1)	14
Income from Continuing Operations	43	88	131	60	28	219	232	109	341
Discontinued operations, net of tax	(1)	1	-	-	1	1	-	1	1
Net Income	42	89	131	60	29	220	232	110	342
Net Income attributable to non-controlling interests	(8)	(4)	(12)	-	(4)	(16)	(7)	(2)	(9)
Net Income attributable to Willis Group Holdings plc	$34	$85	$119	$60	$25	$204	$225	$108	$333
Diluted Earnings per Share
Net Income attributable to Willis Group Holdings plc shareholders	$0.20	$0.48	$0.68	$0.34	$0.14	$1.15	$1.28	$0.61	$1.89
Average Number of Shares Outstanding
- Diluted	174	176	175	176	176	176	176	176	176

7.	Segment Information by Quarter
	2011							2012
	Q1	Q2	Q2 YTD	Q3	Q4	FY		Q1	Q2	Q2 YTD
Commissions and Fees
Global	$357	$269	$626	$234	$213	$1,073		$370	$282	$652
North America	356	326	682	316	316	1,314	(b)	346	314	660
International	286	257	543	203	281	1,027		289	241	530
Total Commissions and Fees	$999	$852	$1,851	$753	$810	$3,414	(b)	$1,005	$837	$1,842

Total Revenues
Global	$360	$272	632	$235	$215	$1,082		$372	$283	$655
North America(a)	358	328	686	318	319	1,323	(b)	349	315	664
International	289	261	550	207	285	1,042		292	244	536
Total Revenues	$1,007	$861	$1,868	$760	$819	$3,447	(b)	$1,013	$842	$1,855

Operating Income
Global	$176	$88	$264	$53	$35	$352		$179	$94	$273
North America	85	61	146	62	63	271	(b)	82	48	130
International	86	56	142	4	75	221		81	40	121
Corporate and Other (c)	(108)	(49)	(157)	(29)	(92)	(278)		(25)	(3)	(28)
Total Operating Income	$239	$156	$395	$90	$81	$566	(b)	$317	$179	$496

Organic Commissions and Fees Growth
Global	8%	3%	6%	9%	6%	7%		5%	7%	6%
North America	(1)%	-%	(1)%	(4)%	(9)%	(4)%	(b)	(2)%	(3)%	(3)%
International	6%	6%	6%	5%	2%	5%		4%	2%	3%
Total Organic Commissions and Fees Growth	4%	3%	3%	2%	(2)%	2%	(b)	2%	2%	2%

Operating Margin
Global	48.9%	32.4%	41.8%	22.6%	16.3%	32.5%		48.1%	33.2%	41.7%
North America	23.7%	18.6%	21.3%	19.5%	19.7%	20.5%	(b)	23.5%	15.2%	19.6%
International	29.8%	21.5%	25.8%	1.9%	26.3%	21.2%		27.7%	16.4%	22.6%
Total Operating Margin	23.7%	18.1%	21.1%	11.8%	9.9%	16.4%	(b)	31.3%	21.3%	26.7%

(a)	Total Revenues in the North America segment includes other income comprising gains on disposal of intangible assets, which primarily arise from settlements enforcing non-compete agreements in the event of losing accounts through producer defection or the disposal of books of business.

(b)	North America fourth quarter 2011 results include the reversal of $6 million of Commissions and Fees and the reversal of $2 million of Salaries and Benefits expense related to the fraudulent activity in a stand-alone North America business, as disclosed in the Company’s Form 10-K filed with the Securities and Exchange Commission in February, 2012.

(c)	Corporate and Other includes the costs of the holding company, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, foreign exchange gains and losses from currency purchases and sales, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, and write-off of uncollectible accounts receivable associated legal fees, and Insurance recovery related to fraudulent activity in a stand-alone North America business. Additionally, in 2011, Corporate and Other included the 2011 Operational Review charge.

CONTACT:
Willis Group Holdings plc
Investors:
Peter Poillon, 212-915-8084
peter.poillon@willis.com
or
Media:
Miles Russell, +44 203 124-7446
miles.russell@willis.com